                                                                    EXHIBIT 99.B


3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
================================================================================

TO THE BOARD OF DIRECTORS OF 3333 HOLDING CORPORATION:

We have audited the accompanying combining balance sheets of 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. as of March 31, 1995 and 1994, and the related combining statements of operations and cash flows and stockholders' equity and partners' capital for each of the three years in the period ended March 31, 1995. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the individual and combined financial positions of 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. as of March 31, 1995 and 1994, and the individual and combined results of their operations and their cash flows for each of the three years in the period ended March 31, 1995, in conformity with generally accepted accounting principles.


Arthur Andersen LLP

Dallas, Texas,
  May 12, 1995

3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

FINANCIAL HIGHLIGHTS
================================================================================

                                                                   For the Years Ended March 31,
                                              ========================================================================
                                                 1995           1994            1993           1992           1991
                                              ------------------------------------------------------------------------
                                                         (Dollars in thousands, except per share/unit data)
REVENUES
   3333 Holding Corporation and Subsidiary    $     1,602    $       537    $       566    $       679    $       833
   Centex Development Company, L.P.           $     9,796    $    12,859    $     9,783    $    23,998    $    11,455
   Combined Revenues                          $    10,342    $    13,249    $    10,156    $    24,399    $    11,902

OPERATING EARNINGS (LOSS)
   3333 Holding Corporation and Subsidiary    $        96    $      (114)   $       (96)   $      (107)   $      (113)
   Centex Development Company, L.P.           $   (16,323)   $    (1,510)   $    (4,176)   $      (706)   $      (303)
   Combined Operating Earnings (Loss)         $   (16,227)   $    (1,624)   $    (4,272)   $      (813)   $      (416)

TOTAL ASSETS
   3333 Holding Corporation and Subsidiary    $     8,673    $     8,600    $     8,600    $     8,613    $     8,662
   Centex Development Company, L.P.           $   105,946    $   121,027    $   128,621    $   121,244    $   126,691
   Combined Assets                            $   113,282    $   128,092    $   134,691    $   127,402    $   132,980

TOTAL DEBT
   3333 Holding Corporation and Subsidiary    $     7,600    $     7,600    $     6,500    $     6,500    $     6,500
   Centex Development Company, L.P.           $    56,485    $    54,149    $    59,262    $    44,280    $    49,281
   Combined Debt                              $    64,085    $    61,749    $    65,762    $    50,780    $    55,781

OPERATING EARNINGS (LOSS) PER SHARE/UNIT
(Average Outstanding Shares, 1,000; Units 1,000)
   3333 Holding Corporation and Subsidiary    $        96    $      (114)   $       (96)   $      (107)   $      (113)
   Centex Development Company, L.P.           $   (16,323)   $    (1,510)   $    (4,176)   $      (706)   $      (303)

3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

COMBINING BALANCE SHEETS
================================================================================

                                                                                     March 31,
                                              ======================================================================================
                                                 1995           1994            1995           1994          1995           1994
                                              --------------------------    --------------------------   --------------------------
                                                                                                                 3333 Holding
                                                                                 Centex Development              Corporation
                                                        Combined                   Company, L.P.                and Subsidiary
                                              --------------------------    --------------------------   --------------------------
                                                                               (Dollars in thousands)
ASSETS
   Cash                                       $     1,422    $       101    $     1,403    $       101   $        19    $         -
   Accounts Receivable -
      Affiliates                                        -              -            570            768             -              -
      Centex Corporation and Subsidiaries             187            133              -              -           187            133
      Other                                             -            105              -            105             -              -
   Notes Receivable -
      Centex Corporation and Subsidiaries           7,700          7,700              -              -         7,700          7,700
      Other                                         4,025          1,151          4,025          1,151             -              -
   Investment in Affiliate                              -              -              -              -           767            767
   Land Held for Development and Sale -
      Forster Ranch                                53,493         49,199         53,493         49,199             -              -
      Other                                        46,455         69,703         46,455         69,703             -              -
                                              -----------    -----------    -----------    -----------   -----------    -----------
                                              $   113,282    $   128,092    $   105,946    $   121,027   $     8,673    $     8,600
                                              ===========    ===========    ===========    ===========   ===========    ===========

LIABILITIES, STOCKHOLDERS' EQUITY AND
PARTNERS' CAPITAL
   Accounts Payable and Accrued Liabilities -
      Affiliates                              $         -    $         -    $         -    $         -   $       570    $       768
      Centex Corporation and Subsidiaries             160            894              -            785           160            109
      Other                                         2,320          2,369          2,196          2,369           124              -
   Notes Payable -
      Centex Corporation and Subsidiaries           7,600          7,600              -              -         7,600          7,600
      Forster Ranch                                53,493         49,199         53,493         49,199             -              -
      Other                                         2,992          4,950          2,992          4,950             -              -
   Land Sale Deposits                                   5            141              5            141             -              -
   Stockholders' Equity and Partners' Capital -
      Stock and Stock/Class B Unit Warrants           501            501            500            500             1              1
      Capital in Excess of Par Value                  800            800              -              -           800            800
      Retained Earnings (Deficit)                    (582)          (678)             -              -          (582)          (678)
      Partners' Capital                            45,993         62,316         46,760         63,083             -              -
                                              -----------    -----------    -----------    -----------   -----------    -----------
   Total Stockholders' Equity and
      Partners' Capital                            46,712         62,939         47,260         63,583           219            123
                                              -----------    -----------    -----------    -----------   -----------    -----------
                                              $   113,282    $   128,092    $   105,946    $   121,027   $     8,673    $     8,600
                                              ===========    ===========    ===========    ===========   ===========    ===========

See notes to combining financial statements.

3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

COMBINING STATEMENTS OF OPERATIONS AND CASH FLOWS
================================================================================

                                                                           For the Years Ended March 31,
                                            ======================================================================================
                                               1995           1994            1993           1995           1994           1993
                                            -----------------------------------------    -----------------------------------------
                                                                                                           Centex
                                                            Combined                             Development Company, L.P.
                                            -----------------------------------------    -----------------------------------------
                                                                  (Dollars in thousands, except per share/unit data)
COMBINING STATEMENTS OF OPERATIONS
  REVENUES
    Real Estate Sales                       $     9,506    $    12,540    $     9,097    $     9,506    $    12,540    $     9,097
    Interest and Other Income                       836            709          1,059            290            319            686
                                            -----------    -----------    -----------    -----------    -----------    -----------
                                                 10,342         13,249         10,156          9,796         12,859          9,783
                                            -----------    -----------    -----------    -----------    -----------    -----------
  COSTS AND EXPENSES
    Real Estate Sales                             9,064         12,684          8,360          9,064         12,684          8,360
    Property Valuation Adjustment                15,500              -          3,702         15,500              -          3,702
    Selling and Administrative                    1,394          1,750          1,962          1,555          1,685          1,897
    Interest                                        611            439            404              -              -              -
                                            -----------    -----------    -----------    -----------    -----------    -----------
                                                 26,569         14,873         14,428         26,119         14,369         13,959
                                            -----------    -----------    -----------    -----------    -----------    -----------
  EARNINGS (LOSS) BEFORE INCOME TAXES           (16,227)        (1,624)        (4,272)       (16,323)        (1,510)        (4,176)
    Income Taxes                                      -              -              -              -              -              -
                                            -----------    -----------    -----------    -----------    -----------    -----------
  NET EARNINGS (LOSS)                       $   (16,227)   $    (1,624)   $    (4,272)   $   (16,323)   $    (1,510)   $    (4,176)
                                            ===========    ===========    ===========    ===========    ===========    ===========
  EARNINGS (LOSS) PER SHARE/UNIT
    (Average Outstanding Shares,
      1,000; Units, 1,000)                                                               $   (16,323)   $    (1,510)   $    (4,176)
                                                                                         ===========    ===========    ===========
COMBINING STATEMENTS OF CASH FLOWS
  CASH FLOWS-OPERATING ACTIVITIES
    Net Earnings (Loss)                     $   (16,227)   $    (1,624)   $    (4,272)   $   (16,323)   $    (1,510)   $    (4,176)
    Property Valuation Adjustment                15,500              -          3,702         15,500              -          3,702
    Net Change in Payables,
      Receivables and Deposits                     (281)          (110)        (3,692)          (204)          (224)        (3,788)
    (Increase) Decrease in Notes Receivable      (2,874)          (480)           262         (2,874)          (480)           262
    Decrease (Increase) in Land Held
      for Development and Sale                    3,454          5,746        (10,680)         3,454          5,746        (10,680)
                                            -----------    -----------    -----------    -----------    -----------    -----------
                                                   (428)         3,532        (14,680)          (447)         3,532        (14,680)
                                            -----------    -----------    -----------    -----------    -----------    -----------
  CASH FLOWS-FINANCING ACTIVITIES
    (Decrease) Increase in Notes Payable -
      Centex Corporation & Subsidiaries            (587)           430           (870)          (587)           430           (870)
      Other                                       2,336         (5,113)        15,852          2,336         (5,113)        15,852
                                            -----------    -----------    -----------    -----------    -----------    -----------
                                                  1,749         (4,683)        14,982          1,749         (4,683)        14,982
                                            -----------    -----------    -----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH                   1,321         (1,151)           302          1,302         (1,151)           302
CASH AT BEGINNING OF YEAR                           101          1,252            950            101          1,252            950
                                            -----------    -----------    -----------    -----------    -----------    -----------
CASH AT END OF YEAR                         $     1,422    $       101    $     1,252    $     1,403    $       101    $     1,252
                                            ===========    ===========    ===========    ===========    ===========    ===========
                                                    For the Years Ended March 31,
                                             =========================================
                                                 1995           1994           1993
                                             -----------------------------------------
                                                            3333 Holding
                                                            Corporation
                                                           and Subsidiary
                                             -----------------------------------------
                                         (Dollars in thousands, except per share/unit data)
COMBINING STATEMENTS OF OPERATIONS
  REVENUES
    Real Estate Sales                        $         -    $         -    $         -
    Interest and Other Income                      1,602            537            566
                                             -----------    -----------    -----------
                                                   1,602            537            566
                                             -----------    -----------    -----------
  COSTS AND EXPENSES
    Real Estate Sales                                  -              -              -
    Property Valuation Adjustment                      -              -              -
    Selling and Administrative                       761             65             65
    Interest                                         745            586            597
                                             -----------    -----------    -----------
                                                   1,506            651            662
                                             -----------    -----------    -----------
  EARNINGS (LOSS) BEFORE INCOME TAXES                 96           (114)           (96)
    Income Taxes                                       -              -              -
                                             -----------    -----------    -----------
  NET EARNINGS (LOSS)                        $        96    $      (114)   $       (96)
                                             ===========    ===========    ===========
  EARNINGS (LOSS) PER SHARE/UNIT
    (Average Outstanding Shares,
      1,000; Units, 1,000)                   $        96    $      (114)   $       (96)
                                             ===========    ===========    ===========
COMBINING STATEMENTS OF CASH FLOWS
  CASH FLOWS-OPERATING ACTIVITIES
    Net Earnings (Loss)                      $        96    $      (114)   $       (96)
    Property Valuation Adjustment                      -              -              -
    Net Change in Payables,
      Receivables and Deposits                       (77)           114             96
    (Increase) Decrease in Notes Receivable            -              -              -
    Decrease (Increase) in Land Held
      for Development and Sale                         -              -              -
                                             -----------    -----------    -----------
                                                      19              -              -
                                             -----------    -----------    -----------
  CASH FLOWS-FINANCING ACTIVITIES
    (Decrease) Increase in Notes Payable -
      Centex Corporation & Subsidiaries                -              -              -
      Other                                            -              -              -
                                             -----------    -----------    -----------
                                                       -              -              -
                                             -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH                       19              -              -
CASH AT BEGINNING OF YEAR                              -              -              -
                                             -----------    -----------    -----------
CASH AT END OF YEAR                          $        19    $         -    $         -
                                             ===========    ===========    ===========


See notes to combining financial statements.

3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

COMBINING STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
================================================================================

                                                  For the Years Ended March 31, 1995, 1994 and 1993
                                              ========================================================
                                                                         Centex Development
                                                                           Company, L.P.
                                                             -----------------------------------------
                                                              Class  B        General        Limited
                                                                Unit         Partner's      Partner's
                                               Combined       Warrants        Capital        Capital
                                              -----------    -----------    -----------    -----------
                                                                  (Dollars in thousands)
Balance at March 31, 1992                     $    68,835    $       500    $       767    $    68,002
       Net Loss                                    (4,272)             -              -         (4,176)
                                              -----------    -----------    -----------    -----------

Balance at March 31, 1993                          64,563            500            767         63,826
       Net Loss                                    (1,624)             -              -         (1,510)
                                              -----------    -----------    -----------    -----------

Balance at March 31, 1994                          62,939            500            767         62,316
       NET LOSS                                   (16,227)             -              -        (16,323)
                                              -----------    -----------    -----------    -----------

BALANCE AT MARCH 31, 1995                     $    46,712    $       500    $       767    $    45,993
                                              ===========    ===========    ===========    ===========
                                                 For the Years Ended March 31, 1995, 1994 and 1993
                                              ========================================================
                                                                            3333 Holding
                                                                     Corporation and Subsidiary
                                              --------------------------------------------------------
                                                                             Capital In      Retained
                                                 Stock          Common       Excess Of       Earnings
                                                Warrants        Stock        Par Value      (Deficit)
                                              -----------    -----------    -----------    -----------
                                                               (Dollars in thousands)
Balance at March 31, 1992                     $         1    $         -    $       800    $      (468)
       Net Loss                                         -              -              -            (96)
                                              -----------    -----------    -----------    -----------

Balance at March 31, 1993                               1              -            800           (564)
       Net Loss                                         -              -              -           (114)
                                              -----------    -----------    -----------    -----------

Balance at March 31, 1994                               1              -            800           (678)
       NET LOSS                                         -              -              -             96
                                              -----------    -----------    -----------    -----------

BALANCE AT MARCH 31, 1995                     $         1    $         -    $       800    $      (582)
                                              ===========    ===========    ===========    ===========

    See notes to combining financial statements.


NOTES TO COMBINING FINANCIAL STATEMENTS
================================================================================

(A) ORGANIZATION

Centex Development Company, L.P. (the Partnership) was formed on March 31, 1987 to invest in, acquire, develop, operate and sell residential and commercial real estate. Centex Real Estate Corporation (CREC), its limited partner, is a subsidiary of Centex Corporation (Centex). 3333 Development Corporation (a Nevada corporation) (Development), which serves as its general partner, is owned by 3333 Holding Corporation (a Nevada corporation) (Holding). In November 1987, Centex distributed all of the issued and outstanding shares of the common stock of Holding and warrants to purchase approximately 80% of the Class B units of limited partnership interest in the Partnership (see Note F). These securities trade in tandem with the common stock of Centex and are being held by a nominee on behalf of Centex stockholders until such time as the securities are detached and trade separately. The securities may be detached at any time by Centex's Board of Directors, but the warrants to purchase Class B units automatically become detached in November 1997 unless extended by Centex's stockholders.

Supplementary condensed combined financial statements of Centex Corporation and subsidiaries, 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. are set forth below. For additional information on Centex Corporation and subsidiaries, see their separate financial statements and related footnotes.

SUPPLEMENTARY CONDENSED COMBINED BALANCE SHEETS
================================================================================

                                                                             March 31,
                                                             =========================================
                                                                1995                           1994
                                                             -----------------------------------------
                                                                       (Dollars in thousands)
ASSETS
  Cash and Cash Equivalents                                  $    25,207                   $    76,388
  Marketable Securities Available for Sale                             -                        78,241
  Receivables                                                    653,622                       930,428
  Inventories                                                  1,266,509                     1,223,753
  Investments in
     Centex Construction Products, Inc.                           89,871                             -
     Joint Ventures and Unconsolidated Subsidiaries                5,695                        56,928
  Property and Equipment, net                                     41,267                       188,930
  Government-Guaranteed S&L Assets                                     -                        43,767
  Other Assets and Deferred Charges                               26,427                        38,574
                                                             -----------                   -----------
                                                             $ 2,108,598                   $ 2,637,009
                                                             ===========                   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts Payable and Accrued Liabilities                   $   557,640                   $   644,926
  S&L Deposits and FHLB Borrowings                                     -                       211,055
  Short-term Debt                                                632,745                       837,734
  Long-term Debt                                                 222,530                       222,832
  Deferred Income Taxes                                           26,737                        51,180
  Stockholders' Equity                                           668,946                       669,282
                                                             -----------                   -----------
                                                             $ 2,108,598                   $ 2,637,009
                                                             ===========                   ===========


SUPPLEMENTARY CONDENSED COMBINED STATEMENT OF EARNINGS
================================================================================

                                                                   For the Years Ended March 31,
                                                             =========================================
                                                                1995            1994           1993
                                                             -----------------------------------------
                                                                       (Dollars in thousands)
Revenues                                                     $ 3,281,198    $ 3,224,025    $ 2,501,691
Costs and Expenses                                             3,194,642      3,089,126      2,410,028
                                                             -----------    -----------    -----------
Earnings Before Gain on Initial Public
  Offering and Income Taxes                                       86,556        134,899         91,663
Gain on CXP Initial Public Offering                               59,328              -              -
                                                             -----------    -----------    -----------
Earnings Before Income Taxes                                     145,884        134,899         91,663
Income Taxes                                                      53,540         49,851         30,721
                                                             -----------    -----------    -----------
Net Earnings                                                 $    92,344    $    85,048    $    60,942
                                                             ===========    ===========    ===========

(B) BASIS OF PRESENTATION

The accompanying combining financial statements present the individual and combined financial statements of Holding and its subsidiary and the Partnership as of March 31, 1995 and 1994 and results of operations for each of the three years ended March 31, 1995. The financial statements of the Partnership are included in the combined statements since Development, as general partner of the Partnership, is able to exercise effective control over the Partnership.

(C) SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue from real estate sales is recognized as required payments are received and title passes.

INVENTORY CAPITALIZATION AND COST ALLOCATION

Land held for development and sale is stated at the lower of cost (including development costs and, where appropriate, capitalized interest and real estate taxes) or market. The capitalized costs are included in cost of land sales in the combining statements of operations as related revenues are recognized.

In March 1995, CDC recorded a pre-tax adjustment to reduce the book value of certain properties in the amount of approximately $15.5 million to reflect CDC's view that development activity has not reached anticipated levels during the current economic cycle in order to continue to support the historical carrying value of such properties. This adjustment results in carrying values that will facilitate a nearer-term disposition or development of these properties. A substantial portion of the adjustment related to the book values of two Dallas area properties. In fiscal 1993, CDC wrote down its investment in Forster Ranch real estate by $3.7 million to an amount which equaled the related non-recourse debt.

EARNINGS (LOSS) PER SHARE/UNIT

Earnings (loss) per share/unit are based on the weighted average number of outstanding shares of common stock (1,000 for Holding) and Class A limited partnership units (1,000 for the Partnership). These shares/units do not include common stock/unit equivalents because they have no material effect on earnings (loss) per share/unit.

COMBINING STATEMENTS OF OPERATIONS AND CASH FLOWS - SUPPLEMENTAL DISCLOSURES

Interest capitalized by the Partnership during fiscal years ended March 31, 1995, 1994 and 1993 totaled $4,787,000, $4,090,000 and $4,039,000, respectively, of which $4,687,000, $3,945,000 and $3,834,000, respectively, relates to the Forster Ranch property. No income taxes were paid during the years ended March 31, 1995, 1994 and 1993.

(D) NOTES RECEIVABLE

Development issued common stock to Holding and used the proceeds to advance $7.7 million to CREC, as evidenced by a note receivable due April 30, 1996. Interest at prime plus .875% is due in quarterly installments. Interest income of $680,000, $537,000 and $547,000 related to this note is included in the accompanying combining financial statements for the years ended March 31, 1995, 1994 and 1993, respectively.

Notes Receivable - Other at March 31, 1995 and 1994 have stated interest rates ranging up to 10% and are due in monthly or quarterly installments. Discounts and allowances totaled $40,000 at March 31, 1995 and $313,000 at March 31, 1994. The weighted average interest rate, inclusive of discounts, was 9% at March 31, 1995 and 9% at March 31, 1994. Notes receivable at March 31, 1995 are collectible over seven years, with $323,000 being due within one year.

(E) NOTES PAYABLE

Centex had advanced Holding $7.6 million as of March 31, 1995 which is evidenced by a note secured by the common stock of Development. The note, which had a fluctuating balance during fiscal 1995 and 1994, bears interest at prime plus 1% which is payable quarterly. The principal balance together with all unpaid accrued interest is due on the earlier of April 1, 1996 or the date on which the warrants to purchase Class B units of limited partnership interest are detached from shares of the common stock of Centex. Interest expense of $611,000, $439,000 and $404,000 related to this note is included in the accompanying combining financial statements for the years ended March 31, 1995, 1994 and 1993, respectively.

Under the most restrictive covenants of the note agreement, Holding and its subsidiary (excluding the Partnership) may not, without Centex's consent, (i) create any additional liens on or sell real estate properties contributed by the limited partner, (ii) effect a merger or consolidation, (iii) declare dividends or make certain other shareholder payments or (iv) allow tangible net worth, as defined, to be less than $7.7 million for Development.

All Forster Ranch and other notes payable are non-recourse, secured solely by the underlying real estate. As land is sold, a portion of the proceeds is restricted for repayment of the notes. The prime rate in effect was 9% at March 31, 1995 and 6 1/4% at March 31, 1994. The 30 day LIBOR rate at March 31, 1995 was 6 1/8% and 3 11/16% at March 31, 1994. The note balances and rates in effect were as follows:

                                                                                     March 31,
                                                                            ==========================
                                                                                1995           1994
                                                                            --------------------------
                                                                               (Dollars in thousands)
Credit Line at LIBOR Plus 3/4% unsecured, guaranteed by CREC                $     1,039    $     2,115
Note Payable at 6 1/2%, Paid in April 1994                                            -          2,050
Note Payable at 12%, Matured in April 1994                                          785            785
Note Payable at 5.56%, Maturing in fiscal year 1997                                 682              -
Note Payable, Maturing in fiscal year 1997                                          486              -
Forster Ranch Non-recourse Notes -
  Payable at Prime Plus 1%, Matured in April 1993                                11,602         12,420
  Payable at Prime Plus 2% (10 1/2% floor), Maturing in fiscal year 2002         41,891         36,779
                                                                            -----------    -----------
                                                                            $    56,485    $    54,149
                                                                            ===========    ===========

The partnership and the holder of the Forster Ranch non-recourse notes have entered into an agreement that may result in the transfer of ownership of the property to the lender in satisfaction of this debt in June 1995. In connection with this agreement, CREC has agreed to fund certain holding and other costs CDC will incur through June 1995 in connection with its rezoning efforts. CDC wrote down its investment in the Forster Ranch real estate by approximately $3.7 million during fiscal year 1993 to an amount which equaled the related non-recourse debt after receiving notice that the note, which matured in April 1993, would not be renewed.

(F) STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

PREFERRED RETURN

The partnership agreement provides that the Class A limited partner is entitled to a cumulative preferred return of 9% per annum on the average outstanding balance of its Unrecovered Capital, which is defined as its initial capital contribution adjusted for cash distributions representing return of the initial capital contributions. Preference payments in arrears at March 31, 1995 amounted to $35,818,000.

ALLOCATION OF PROFITS AND LOSSES

As provided in the partnership agreement, prior to Payout (as defined below), net income of the Partnership is to be allocated to the partners in the following order of priority:

    (i) To the Class A limited partner to the extent of the cumulative preferred return.

    (ii) To the partners to the extent and in the same ratio that cumulative net losses were allocated.

    (iii) To the partners in accordance with their percentage interests, as defined. Currently, this would be 20% to the Class A limited partner and 80% to the general partner.

All loss allocations and allocations of net income after Payout, shall be made to the partners in accordance with their percentage interests, as defined.

DISTRIBUTIONS

Distributions of cash or other property are to be made at the discretion of the general partner and are to be distributed in the following order of priority:

    (i) Prior to the time at which the Class A limited partner has received aggregate distributions equal to its original capital contribution (Payout), distributions of cash or other property shall be made as follows:

          (a) To the Class A limited partner with respect to its preferred return, then

          (b) To the partners in an amount equal to the maximum marginal corporate tax rate times the amount of taxable income allocated to the partners, then

          (c) To the Class A limited partner until its Unrecovered Capital is reduced to zero.

    (ii) After Payout, distributions of cash shall be made to the partners in accordance with their percentage interests, as defined.

WARRANTS

In November 1987, Centex acquired from the Partnership 100 warrants to purchase 100 Class B units in the Partnership at an exercise price of $500 per Class B unit, and Centex acquired from Holding 100 warrants to purchase 100 shares of Holding common stock at an exercise price of $800 per share. These warrants are subject to future adjustment to provide the holders of options to purchase Centex common stock with the opportunity to acquire Class B units and shares of Holding. These warrants will generally become exercisable upon the detachment of the tandem-traded securities from Centex common stock.

(G) RELATED PARTY TRANSACTIONS

SERVICE AND MANAGEMENT AGREEMENTS

Holding entered into a service agreement in May 1987 with Centex Service Company (CSC), a wholly-owned subsidiary of Centex, whereby CSC will provide certain tax, accounting and other similar services for Holding at a fee of $2,500 per month. Service fees of $30,000 for each of fiscal years 1995, 1994, and 1993 are reflected as administrative expenses in the accompanying combining financial statements.

The Partnership paid $922,000 to Holding during the current year pursuant to an agreement whereby Holding provides management services to the Partnership in connection with the development and operation of properties acquired by the Partnership, maintenance of partnership property and accounting and clerical services. Also in the current year, the Partnership paid certain Centex subsidiaries $785,000 in management fees accrued in the year ended March 31, 1994 relative to a similar management agreement. For the year ended March 31, 1993, these management fees to Centex subsidiaries totaled $1,378,000 of which $28,000 was capitalized.

SALES AND PURCHASES

Partnership revenues during fiscal years 1995, 1994, and 1993 include land sales to CREC of $5,423,000, $2,354,000 and $8,648,000, respectively.
Additionally, CREC has contracts to purchase lots for the aggregate price of approximately $6.1 million to be paid as lots are delivered.

ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

Included in Accounts Receivable-Affiliates and Accounts Payable-Affiliates in the accompanying combining financial statements are $570,000 at March 31, 1995 and $768,000 at March 31, 1994, which the Partnership advanced to Holding. Interest of $134,000 and $148,000 was accrued on advances during fiscal years 1995 and 1994 respectively.

(H) INCOME TAXES

At March 31, 1995, Holding had operating loss carryforwards for income tax reporting purposes of $554,000. If unused, the loss carryforwards will expire in the fiscal years 2004 through 2010. Holding joins with its subsidiary in filing consolidated income tax returns. The taxable income of the Partnership has been allocated to the holder of the Class A units. Accordingly, no tax provision for Partnership earnings is shown in the combining financial statements.

3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

QUARTERLY RESULTS (UNAUDITED)
================================================================================

                                                                              March  31,
                                        ======================================================================================
                                           1995           1994            1995           1994           1995           1994
                                        --------------------------    --------------------------    --------------------------
                                                                                                             3333 Holding
                                                                          Centex Development                 Corporation
                                                  Combined                   Company, L.P.                  and Subsidiary
                                        --------------------------    --------------------------    --------------------------
                                                          (Dollars in thousands, except per share/unit data)
FIRST QUARTER
   Revenues                             $     3,105    $     1,928    $     2,977    $     1,832    $       336    $       134
   Earnings (Loss) Before Taxes         $      (137)   $      (264)   $      (151)   $      (235)   $        14    $       (29)
   Net Earnings (Loss)                  $      (137)   $      (264)   $      (151)   $      (235)   $        14    $       (29)
   Earnings (Loss) Per Share/Unit                                     $      (151)   $      (235)   $        14    $       (29)

SECOND QUARTER
   Revenues                             $     1,330    $    10,136    $     1,197    $    10,039    $       376    $       134
   Earnings (Loss) Before Taxes         $      (229)   $      (664)   $      (264)   $      (636)   $        35    $       (28)
   Net Earnings (Loss)                  $      (229)   $      (664)   $      (264)   $      (636)   $        35    $       (28)
   Earnings (Loss) Per Share/Unit                                     $      (264)   $      (636)   $        35    $       (28)

THIRD QUARTER
   Revenues                             $     4,467    $       374    $     4,325    $       275    $       379    $       136
   Earnings (Loss) Before Taxes         $      (261)   $      (424)   $      (283)   $      (395)   $        22    $       (29)
   Net Earnings (Loss)                  $      (261)   $      (424)   $      (283)   $      (395)   $        22    $       (29)
   Earnings (Loss) Per Share/Unit                                     $      (283)   $      (395)   $        22    $       (29)

FOURTH QUARTER
   Revenues                             $     1,440    $       811    $     1,297    $       713    $       511    $       133
   Earnings (Loss) Before Taxes         $   (15,600)   $      (272)   $   (15,625)   $      (244)   $        25    $       (28)
   Net Earnings (Loss)                  $   (15,600)   $      (272)   $   (15,625)   $      (244)   $        25    $       (28)
   Earnings (Loss) Per Share/Unit                                     $   (15,625)   $      (244)   $        25    $       (28)

3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
================================================================================

On a combined basis, revenues for the year ended March 31, 1995 of $10.3 million include the sale of a commercial property in Sonora, California and the sale to Centex Real Estate Corporation (CREC) of 254 residential lots in Orlando, Florida and East Windsor, New Jersey. Revenues of $13.2 million for fiscal 1994 included: a 15 acre industrial site in Houston, Texas; 168 acres of ranch land in Comal County, Texas; the Sonora, California shopping center property except for one pad site; and the sale to CREC of 246 residential lots in Orlando, Florida, The Colony, Texas and East Windsor, New Jersey. Revenues of $10.2 million for fiscal 1993 included the sale of a restaurant site in Sonora, California, 21 commercial acres in Orlando, Florida and the sale to CREC of 273 residential lots in Orlando, Florida.

The year ended March 31, 1995 reflected a combined net loss of $16.2 million, which included property valuation adjustments of $15.5 million. The property valuation adjustments were recorded in March 1995 to reflect CDC's view that development activity has not reached anticipated levels during the current economic cycle in order to continue to support the historical carrying value of such properties, primarily The Colony, and Bryan Place properties located in the Dallas area. These adjustments result in carrying values that will facilitate a nearer-term disposition or development of these properties. Without the property valuation adjustments, the combined net loss was $.7 million compared to $1.6 million in fiscal 1994. The reduction in loss before the property valuation adjustments primarily relates to the higher gross margin on fiscal 1995 real estate sales compared to fiscal 1994 and a reduction in selling and administrative cost and expense in fiscal 1995 compared to fiscal 1994.

The fiscal 1993 combined net loss of $4,272,000 included a $3.7 million property carrying-value adjustment related to the Forster Ranch project in San Clemente, California. The Forster Ranch adjustment resulted from the assertion of the Forster Ranch property lender that CDC is in default under the non-recourse debt and CDC's related decision to tender this property to the lender in satisfaction of the non-recourse debt. Accordingly, the property was written down to an amount equal to the non-recourse debt. Excluding the $3.7 million San Clemente property adjustment, the combined loss for fiscal 1993 would have been $.6 million.

Holding, Development and the Partnership believe that they will be able to provide or obtain the necessary funding for their current operations and future expansion needs. The revenues, earnings and liquidity of these companies are largely dependent on future land sales, the timing of which is uncertain. The ability to obtain external debt or equity capital is subject to the provisions of Holding's loan agreement with Centex and the Partnership Agreement governing the Partnership.